Exhibit 99.1

FOR IMMEDIATE RELEASE

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

          Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended September 30, 2016 was $402,000, or $0.22 per basic and $0.21 per diluted share, compared to $310,000, or $0.18 per basic and $0.16 per diluted share for the same period in 2015.  Net income for the nine months ended September 30, 2016 was $1.0 million, or $0.59 per basic and $0.54 per diluted share, compared to $893,000, or $0.52 per basic and $0.48 per diluted share for the same period in 2015.

          Robert T. Strong, President and Chief Executive Officer stated, "We are very pleased to report that, consistent with the second quarter of this year, we have continued to maintain our earnings at historically high levels through the third quarter of 2016.  Our current quarterly net income is close to 30% higher than the net income posted in the same quarter of one year ago."

          Mr. Strong continued, "The Bank's asset quality continues to improve as our non-performing assets as a percent of total assets has dropped to 1.07% and our Texas Ratio has dropped to 10.33% at September 30, 2016.  We are very pleased to observe the positive  trends in both of these ratios."

          Mr. Strong added, "The acquisition of the Bank's first insurance agency has integrated well into the Bank's structure and systems.  Actively marketing this new service will begin shortly and continue into the coming year.  This effort is intended to continue the Bank's trend of growing non-interest income. We will continue to focus our efforts as a community-oriented financial services "family of companies" toward the goal of growing a diversified income stream."

          In closing Mr. Strong commented, "As always, in conjunction with having maintained a strong stock repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

          Net income amounted to $402,000 for the three months ended September 30, 2016, an increase of $92,000, or 29.7%, compared to net income of $310,000 for three months ended September 30, 2015. The increase in net income on a comparative quarterly basis was primarily the result of increases in non- interest income of $283,000 and net interest income of $33,000 and a decrease in the provision for loan losses of $10,000, partially offset by an increase in non-interest expense of $173,000 and an increase in the provision for income taxes of $61,000.

          The $33,000, or 2.1% increase in net interest income for the three months ended September 30, 2016 over the comparable period in 2015 was driven by a $167,000, or 7.8% increase in interest income, partially offset by a $134,000, or 24.9% increase in interest expense. The increase in interest income was primarily due to a $15.6 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $146.2 million for the three months ended September 30, 2015 to an average balance of $161.8 million for the three months ended September 30, 2016, and had the effect of increasing interest income $224,000.  Partially offsetting this increase was a 26 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.73% for the three months ended September 30, 2015 to 5.47% for the three months ended September 30, 2016, which had the effect of decreasing interest income by $105,000.  The increase in interest expense was primarily attributable to a $30.4 million increase in average interest-bearing liabilities, which increased from an average balance of $150.0 million for the three months ended September 30, 2015 to an average balance of $180.4 million for the three months ended September 30, 2016, and had the effect of increasing interest expense $123,000.  Also contributing to this increase was a six basis point increase in the average rate on interest-bearing liabilities, from 1.43% for the three months ended September 30, 2015 to 1.49% for the three months ended September 30, 2016, which had the effect of increasing interest expense by $11,000. The average interest rate spread decreased from 3.80% for the three months ended September 30, 2015, to 3.22% for the same period in 2016 while the net interest margin decreased from 3.92% for the three months ended September 30, 2015 to 3.34% for the three months ended September 30, 2016.

          The $10,000, or 14.1% decrease in the provision for loan losses for the three months ended September 30, 2016 over the three months ended September 30, 2015 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at September 30, 2016.

          The $283,000, or 62.9% increase in non-interest income for the three months ended September 30, 2016 over the comparable period in 2015 was primarily attributable to a $174,000, or 48.7% increase in net gain on the sales of residential mortgage loans, a $75,000 decrease on the loss on the sale of investment securities available for sale, a $60,000 increase in insurance commissions earned by Quaint Oak Insurance Agency, a wholly owned insurance subsidiary of Quaint Oak Bank which began operations on August 1, 2016, and a $51,000 increase in gain on the sale of SBA loans. These increases were partially offset by a $52,000 increase in the loss on sales and write-downs of other real estate owned and a $42,000 decrease in other fees and service charges.

          The $173,000, or 11.7% increase in non-interest expense for the three months ended September 30, 2016 compared to the same period in 2015 was primarily attributable to a $190,000, or 20.2% increase in salaries and employee benefits expense, due primarily to increased staff as the Company continues to expand its mortgage banking and lending operations. This increase was partially offset by a $35,000, or 27.1% decrease in professional fees.

          The $61,000, or 32.3% increase in the provision for income taxes for the three months ended September 30, 2016 over the three month period ended September 30, 2015 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 38.3% for the 2016 period compared to 37.9% for the comparable period in 2015.

          For the nine months ended September 30, 2016, net income increased $150,000, or 16.8% from $893,000 for the nine months ended September 30, 2015 to $1.0 million for the nine months ended September 30, 2016. The increase in net income was primarily the result of increases in non-interest income of $434,000 and net interest income of $123,000 and a decrease in the provision for loan losses of $108,000, offset by increases in non-interest expense of $417,000 and the provision for income taxes of $98,000.

         The $123,000, or 2.6% increase in net interest income for the nine months ended September 30, 2016 over the comparable period in 2015 was driven by a $479,000, or 7.6% increase in interest income, partially offset by a $356,000, or 23.5% increase in interest expense. The increase in interest income was primarily due to a $15.9 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $139.6 million for the nine months ended September 30, 2015 to an average balance of $155.5 million for the nine months ended September 30, 2016, and had the effect of increasing interest income $694,000.  Partially offsetting this increase was a 26 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.83% for the nine months ended September 30, 2015 to 5.57% for the nine months ended September 30, 2016, which had the effect of decreasing interest income by $303,000.  The increase in interest expense was primarily attributable to a $27.9 million increase in average interest-bearing liabilities, which increased from an average balance of $143.0 million for the nine months ended September 30, 2015 to an average balance of $170.9 million for the nine months ended September 30, 2016, and had the effect of increasing interest expense $328,000.  Also contributing to this increase was a four basis point increase in the average rate on interest-bearing liabilities, from 1.42% for the nine months ended September 30, 2015 to 1.46% for the nine months ended September 30, 2016, which had the effect of increasing interest expense by $28,000.   The average interest rate spread decreased from 3.92% for the nine months ended September 30, 2015, to 3.36% for the same period in 2016 while the net interest margin decreased from 4.05% for the nine months ended September 30, 2015 to 3.48% for the nine months ended September 30, 2016.

          As was the case for the quarter, the $108,000, or 38.6% decrease in the provision for loan losses for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at September 30, 2016.

          The $434,000, or 30.1% increase in non-interest income for the nine months ended September 30, 2016 over the comparable period in 2015 was primarily attributable to a $296,000, or 29.8% increase in net gain on the sales of residential mortgage loans, a $101,000 increase in the gain on sale of SBA loans, a $75,000 increase in mortgage banking and title abstract fees, a $75,000 decrease in the loss on the sale of investment securities available for sale, and a $60,000 increase in insurance commissions earned by Quaint Oak Insurance Agency which began operations on August 1, 2016. These increases were partially offset by a $122,000 increase in the loss on sales and write-downs of other real estate owned and a $61,000 decrease in other fees and service charges.

          The $417,000, or 9.3% increase in non-interest expense for the nine months ended September 30, 2016 over the comparable period in 2015 was primarily attributable to a $341,000 increase in salaries and employee benefits expense. As was the case for the quarter, the increase in salaries and employee benefits expense for the 2016 period compared to 2015 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations.

          The $98,000, or 17.8% increase in the provision for income taxes for the nine months ended September 30, 2016 over the nine month period ended September 30, 2015 was due primarily to the increase in pre-tax income as our effective tax rate remained consistent at 38.4% for the 2016 period and 38.2% for the comparable period in 2015.

          The Company's total assets at September 30, 2016 were $209.5 million, an increase of $25.3 million, or 13.7%, from $184.2 million at December 31, 2015. This growth in total assets was primarily due to an $18.3 million, or 12.8%, increase in loans receivable, net, a $7.1 million, or 234.6% increase in investment securities available for sale, a $999,000 increase in intangible assets, net of accumulated amortization, and a $474,000, or 2.8% increase in cash and cash equivalents. These increases were partially offset by an $817,000, or 16.1% decrease in loans held for sale and a $690,000, or 48.9% decrease in other real estate owned, net. The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $16.3 million, or 34.3%, commercial business loans which increased $3.1 million, or 121.9%, and one-to-four family residential non-owner occupied loans which increased $2.2 million, or 4.2%. The largest decrease within the loan portfolio occurred in the home equity loans category which decreased $2.5 million, or 34.1%. The increase in intangible assets, net of accumulated amortization, is primarily related to the acquisition by Quaint Oak Insurance Agency of the renewal rights to the book of business produced and serviced by Signature Insurance Services, LLC on August 1, 2016 at a total cost of $1.0 million.

          Total deposits increased $25.4 million, or 17.0%, to $174.7 million at September 30, 2016 from $149.2 million at December 31, 2015. This increase in deposits was primarily attributable to increases of $22.1 million, or 19.1% in certificates of deposit, $2.8 million, or 10.5% in money market accounts, and $1.8 million, or 74.6% in non-interest bearing check accounts, partially offset by a $1.3 million, or 39.4% decrease in savings accounts.

          Federal Home Loan Bank borrowings decreased $1.0 million, or 7.4%, to $12.5 million at September 30, 2016 from $13.5 million at December 31, 2015.  During the quarter ended September 30, 2016, the Company used excess liquidity to pay-off  $1.0 million of long-term fixed rate borrowings that matured in September 2016.

          Total stockholders' equity increased $1.3 million, or 6.6%, to $20.3 million at September 30, 2016 from $19.0 million at December 31, 2015.  Contributing to the increase was net income for the nine months ended September 30, 2016 of $1.0 million, the reissuance of treasury stock for exercised stock options of $133,000, common stock earned by participants in the employee stock ownership plan of $129,000, amortization of stock awards and options under our stock compensation plans of $96,000, the reissuance of treasury stock under the Bank's 401(k) Plan of $82,000, and a decrease in other  comprehensive loss of $10,000. These increases were partially offset by dividends paid of $218,000 and the purchase of 1,097 shares of the Company's stock as part of the Company's stock repurchase program for an aggregate purchase price of $13,000.

          Non-performing loans amounted to $1.5 million, or 0.95% of net loans receivable at September 30, 2016, consisting of eleven loans, seven of which are on non-accrual status and four of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $852,000, or 0.59% of net loans receivable at December 31, 2015, consisting of nine loans, three of which were on non-accrual status and six of which were 90 days or more past due and accruing interest. The non-performing loans at September 30, 2016 include nine one-to-four family non-owner occupied residential loans and two commercial real estate loans, and we believe all are generally well-collateralized or adequately reserved for.  During the quarter ended September 30, 2016, no new loans were placed on non-accrual status. The allowance for loan losses as a percent of total loans receivable was 0.91% at both September 30, 2016 and December 31, 2015.

          Other real estate owned, net, amounted to $720,000 at September 30, 2016, consisting of five properties. This compares to seven properties totaling $1.4 million at December 31, 2015.  During the quarter ended September 30, 2016 one property with a carrying value of $790,000 was sold and a loss of $14,000 realized on the transaction, and one property was written-down $40,000. The Company is in the process of marketing the other properties for sale.  Non-performing assets amounted to $2.2 million, or 1.07% of total assets at September 30, 2016 compared to $2.3 million, or 1.23% of total assets at December 31, 2015.

          Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Founded in 1926 and celebrating its 90th Anniversary, Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business  through its two regional offices located in the Delaware Valley and Lehigh Valley markets in Pennsylvania.

          Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At September 30, 2016	At December 31, 2015
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$17,680	$17,206
Investment in interest-earning time deposits	6,063	6,136
Investment securities available for sale at fair value	10,055	3,005
Loans held for sale	4,247	5,064
Loans receivable, net of allowance for loan losses (2016: $1,485; 2015: $1,313)	161,627	143,305
Accrued interest receivable	932	983
Investment in Federal Home Loan Bank stock, at cost	593	618
Bank-owned life insurance	3,705	3,638
Premises and equipment, net	1,744	1,834
Intangibles, net of accumulated amortization	1,044	45
Other real estate owned, net	720	1,410
Prepaid expenses and other assets	1,078	924
Total Assets	$209,488	$184,168

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$4,203	$2,407
Interest-bearing	170,448	146,822
Total deposits	174,651	149,229
Federal Home Loan Bank advances	12,500	13,500
Accrued interest payable	136	123
Advances from borrowers for taxes and insurance	1,437	1,859
Accrued expenses and other liabilities	466	421
Total Liabilities	189,190	165,132
Stockholders' Equity	20,298	19,036
Total Liabilities and Stockholders' Equity	$209,488	$184,168

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Interest Income	$2,309	$2,142	$6,741	$6,262
Interest Expense	672	538	1,874	1,518
Net Interest Income	1,637	1,604	4,867	4,744
Provision for Loan Losses	61	71	172	280
Net Interest Income after Provision for Loan Losses	1,576	1,533	4,695	4,464
Non-Interest Income	733	450	1,875	1,441
Non-Interest Expense	1,657	1,484	4,877	4,460
Income before Income Taxes	652	499	1,693	1,445
Income Taxes	250	189	650	552
Net Income	$402	$310	$1,043	$893

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.22	$0.18	$0.59	$0.52
Average shares outstanding – basic	1,792,673	1,706,946	1,774,343	1,714,689
Earnings per share – diluted	$0.21	$0.16	$0.54	$0.48
Average shares outstanding - diluted	1,950,413	1,888,113	1,935,757	1,876,708
Tangible book value per share, end of period	$10.80	$10.15	$10.80	$10.15
Shares outstanding, end of period	1,879,284	1,831,949	1,879,284	1,831,949

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	4.71%	5.23%	4.82%	5.34%
Average rate on interest-bearing liabilities	1.49%	1.43%	1.46%	1.42%
Average interest rate spread	3.22%	3.80%	3.36%	3.92%
Net interest margin	3.34%	3.92%	3.48%	4.05%
Average interest-earning assets to average interest-bearing liabilities	108.66%	109.19%	109.00%	109.30%
Efficiency ratio	68.99%	72.27%	72.34%	72.11%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.95%	1.02%	0.95%	1.02%
Non-performing assets as a percent of total assets	1.07%	1.24%	1.07%	1.24%
Allowance for loan losses as a percent of non-performing loans	97.07%	89.30%	97.07%	89.30%
Allowance for loan losses as a percent of total loans receivable	0.91%	0.90%	0.91%	0.90%
Texas Ratio (2)	10.33%	10.92%	10.33%	10.92%
_____________________
(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact:
Quaint Oak Bancorp, Inc.
Robert T. Strong, President and Chief Executive Officer
(215) 364-4059

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